EXHIBIT INDEX

Exhibit                                                  Page in Sequentially
                                                            Numbered Copy

99.1     Press release announcing intention to file               1
liquidation plan and cancel interests of common shareholders.

Simon Transportation Announces Intention to File a Liquidation Plan and to Cancel the interests of all common shareholders.


Salt Lake City, Utah, June 7, 2002 - - Simon Transportation Services, Inc. (OTCBB SIMQE) and its subsidiary, Dick Simon Trucking, Inc. (the "Company") announced today several important developments in its bankruptcy proceedings, including its intention to file a liquidation plan and cancel the interests of all common shareholders.

On April 8, 2002, the Bankruptcy Court for the District of Utah, Central Division in Salt Lake City issued an order approving the previously announced (see the Company's March 11, 2002 press release) bid for the acquisition of substantially all of the assets of the Company from Central Freight Refrigerated Services ("Central Freight"), a wholly owned subsidiary of Central Freight Lines, Inc. an entity controlled by Mr. Jerry Moyes (the Company's current majority stockholder).

On April 22, 2002, the Company closed the sale of substantially all of its assets to Central Freight. In addition, Central Freight assumed certain of the Company's liabilities. Although this transaction represented a significant benefit to the Company, the Company's liabilities currently exceed its assets by a substantial margin. The Company expects that unsecured creditors will receive, at best, cents on the dollar for their claims. Accordingly, the Company does not expect the holders of its common stock to receive any return of their investment or any distribution under the liquidation plan.

With regard to the sale to Central and the future of the Company, Chief Financial Officer Rob Goates said: "We are very pleased that after the sale of substantially all of our assets, the Company's former operations and employees have continued under the ownership and management of Central Freight Refrigerated Services. However, following the sale it is clear that the Company does not have sufficient assets or revenue-generating capacity to pay its liabilities or to continue operations of any kind. It is therefore our intention to file a liquidating plan, part of which will be a proposal to cancel the interests of the holders of the Company's common stock. On June 6, 2002 we sent notification to market makers in the Company's stock and major broker-dealers of our intentions and requested that they cease making markets and trading in our stock."


                     For additional information contact:
                       Rob Goates, Chief Financial Officer
                                (801) 924-7000